Report of Independent Registered Public Accounting Firm



To the Board of Directors of
The Spain Fund, Inc.


We have examined management's assertion about the compliance of The Spain Fund, Inc. (the "Company") with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 12, 2004 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Such procedures were performed by us, and by other independent accountants who have reported to us, with respect to securities denoted by the Company's accounting records as being under the control of Banco Bilbao Vizcaya, S.A. ("the subcustodian"), an affiliate of the Fund. Included among our procedures were the following tests performed as of May 12, 2004, and with respect to agreement of security purchases and sales, for the period from February 25, 2004 (the date of our last examination), through May 12, 2004.

*	Count and inspection of selected securities located in the
vault of the subcustodian (Banco Bilbao Vizcaya, S.A.) in Bilbao, Spain without prior notice to management. This was performed by other independent accountants who have reported to us.

*	Confirmation of securities with the Company's custodian, Brown
Brothers Harriman & Co., including the location of such securities.

*	Reconciliation by the other independent accountants of selected securities denoted by the Custodian's records as being held by the subcustodian in book entry form at Servicio de Compensacion y Liquidacion de Valores ("SCL") in Spain.

*	Reconciliation of confirmation results and the results of the work of the other independent accountants as to all such securities to the books and records of the Company.



*	Agreement of two security purchases and two security sales or maturities since our last examination, from the books and records of the Company to broker confirmations or subsequent bank statements.

We believe that our examination, including the procedures performed by the other independent accountants, provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that The Spain Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 12, 2004 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




PricewaterhouseCoopers LLP
New York, New York
January 21, 2005